Cameron  B.  Yost
4740  Forge  Rd.  #112
Colorado  Springs,  CO  80907
(719)  531-5535



October  19,  1999



Board  of  Directors
Anything  Internet  Corporation


Please accept this correspondence as formal notice of my resignation as Secretary, Treasurer and as a Director of Anything Internet Corporation.


Sincerely,


/s/  Cameron  Yost
Cameron  Yost


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